                                 EXHIBIT 11.1

                    TECHFORCE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
 FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 30, 1995 AND THE THREE MONTHS
                     ENDED JUNE 30, 1996 AND JUNE 30, 1995


                                                      Quarter ended    Quarter ended    Six Months Ended    Six Months Ended
                                                      June 30, 1996    June 30, 1995     June 30, 1996       June 30, 1995
                                                      -------------   --------------    ----------------    ----------------
Weighted average number of common shares outstanding      7,905,500        2,845,934        7,905,500           2,845,934

ADD - Shares of common stock assumed issued upon
exercise of stock options using the "treasury stock"
method as it applies to the computation of primary
earnings per share                                                0          449,643          488,647             429,221

ADD - Shares of preferred stock assumed issued upon
the conversion from redeemable convertible preferred
stock upon completion of public offering                          0        2,839,566                0           2,839,566
                                                        -----------       ----------       ----------          ----------

Number of common and common equivalent shares
outstanding                                               7,905,500        6,135,143        8,394,147           6,114,721

ADD - Additional shares of common stock assumed
issued upon exercise of stock options using the
"treasury stock" method as it applies to the
computation of fully diluted earnings per share                   0                0                0                   0
                                                        -----------       ----------       ----------          ----------


Number of common and common equivalent shares
outstanding                                               7,905,500        6,135,143        8,394,147           6,114,721
                                                        ===========       ==========       ==========          ==========


Net earnings for primary and fully diluted earnings
per share                                                 ($508,195)        $481,000         $398,803            $424,000

Earnings per share:

    Primary                                                  ($0.06)           $0.08            $0.05               $0.07

    Fully diluted                                            ($0.06)           $0.08            $0.05               $0.07
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